Exhibit 8.1

LIST OF CONSOLIDATED SUBSIDIARIES

For a list of POSCO HOLDINGS INC.’s consolidated subsidiaries as of December 31, 2025 and their jurisdiction of incorporation, please see Note 1(b) of Notes to the Consolidated Financial Statements contained in POSCO HOLDINGS INC.’s annual report on Form 20-F for the fiscal year ended December 31, 2025.